Exhibit 2.1





                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                                 FANSTEEL INC.,

                                   AS SELLER,

                                       AND

                          PLANTSVILLE ACQUISITION, LLC,

                                  AS PURCHASER







                           DATED AS OF OCTOBER 1, 2003



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                                TABLE OF CONTENTS

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ARTICLE I DEFINED TERMS...........................................................................................1
     1.1      Defined Terms.......................................................................................1
     1.2      Other Definitional and Interpretive Matters.........................................................2

ARTICLE II PURCHASE AND SALE OF THE ASSETS........................................................................2
     2.1      Purchased Assets....................................................................................2
     2.2      Excluded Assets.....................................................................................3
     2.3      Purchaser Cooperation...............................................................................3

ARTICLE III PURCHASE PRICE........................................................................................3
     3.1      Closing Payment.....................................................................................3
     3.2      Deposit.............................................................................................3
     3.3      Liabilities.........................................................................................4
     3.4      Allocation of the Purchase Price among the Purchased Assets.........................................4
     3.5      Taxes...............................................................................................4
     3.6      Insured Casualties..................................................................................4

ARTICLE IV CLOSING; CLOSING CONDITIONS; PRE-CLOSING COVENANTS.....................................................5
     4.1      Time and Place of the Closing.......................................................................5
     4.2      Closing Transactions................................................................................5
     4.3      The Seller's Closing Deliveries.....................................................................5
     4.4      The Purchaser's Closing Deliveries..................................................................6
     4.5      Conditions to the Purchaser's Obligations...........................................................6
     4.6      Conditions to the Seller's Obligation...............................................................7
     4.7      Affirmative Covenants of the Seller.................................................................8
     4.8      Negative Covenant of the Seller.....................................................................8
     4.9      Covenants of the Purchaser..........................................................................8
     4.10     Bankruptcy Actions..................................................................................9

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SELLER............................................................9
     5.1      Organization, Power and Authority...................................................................9
     5.2      Ownership of Purchased Assets.......................................................................9
     5.3      Trademark and Trade Names...........................................................................9
     5.4      Power, Authority, Execution and Delivery............................................................9
     5.5      Governmental Authorization; Consents...............................................................10
     5.6      Due Authorization; Binding Obligation; No Conflicts................................................10
     5.7      Purchased Assets and Related Matters...............................................................10
     5.8      Condemnation; Violations...........................................................................10
     5.9      Disclaimer of Other Representations and Warranties.................................................10

                                                         i

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ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.......................................................11
     6.1      Organization, Power and Authority..................................................................11
     6.2      Due Authorization; Binding Obligation; No Conflicts................................................11
     6.3      Litigation.........................................................................................12
     6.4      Financial Performance..............................................................................12
     6.5      WARN...............................................................................................12
     6.6      No Post-Closing Insurance..........................................................................12
     6.7      Environmental Compliance and Release...............................................................12

ARTICLE VII CERTAIN ACTIONS AFTER THE CLOSING....................................................................13
     7.1      Books and Records..................................................................................13

ARTICLE VIII TERMINATION.........................................................................................13
     8.1      Termination........................................................................................13
     8.2      Effect of Termination..............................................................................14

ARTICLE IX ACCESS TO INFORMATION.................................................................................14
     9.1      Access to Information..............................................................................14
     9.2      Confidentiality....................................................................................14
     9.3      Tax Shelter Disclosure.............................................................................14

ARTICLE X MISCELLANEOUS..........................................................................................15
     10.1     Non-Survival of Representations and Warranties.....................................................15
     10.2     Transaction Expenses...............................................................................15
     10.3     Amendment and Modification.........................................................................15
     10.4     Entire Agreement...................................................................................15
     10.5     Execution in Counterpart...........................................................................15
     10.6     Notices............................................................................................16
     10.7     Governing Law......................................................................................17
     10.8     Severability.......................................................................................17
     10.9     Assignment.........................................................................................17
     10.10    Binding Effect; No Third-Party Beneficiaries.......................................................17
     10.11    Negotiation Representations........................................................................17
     10.12    Cumulative Remedies................................................................................17
     10.13    Bulk Transfer......................................................................................17

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DISCLOSURE SCHEDULES

         Schedule 2.1(a)      -    Purchased Machinery and Equipment
         Schedule 2.1(g)      -    Purchased Vehicles
         Schedule 3.4         -    Purchase Price Allocation
         Schedule 5.3         -    Trademarks and Trade Names

EXHIBITS

         Exhibit A            -    Bidding Procedures
         Exhibit B            -    Form of Deposit Escrow Agreement
         Exhibit C            -    Form of Access Agreement

                                iii
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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT ("AGREEMENT") is made and entered into this 1st day of October 2003 by and among Fansteel Inc., a Delaware corporation ("FSI" the "SELLER") and Plantsville Acquisition, LLC, a Connecticut limited liability company (the "PURCHASER").

                                    RECITALS

         A. WHEREAS, on January 15, 2002 (the "FILING DATE"), FSI and certain of its domestic wholly-owned subsidiaries (collectively, the "DEBTORS"), each filed a voluntary petition for relief under chapter 11 of Title 11 of the United States Code, 11 U.S.C. ss.ss. 101, ET SEQ. (the "BANKRUPTCY CODE") in the United States Bankruptcy Court for the District of Delaware under case number 01-10109, which chapter 11 case was transferred to the United States District Court for the District Court of Delaware (the "BANKRUPTCY COURT") on January 22, 2002 and assigned Civil Action No.: 02-44, and the Debtors continue to manage their properties as debtors and debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code;

         B. WHEREAS, the Plan of Reorganization provides for, among other things, the escrow of the cash proceeds from the sale so as to provide a cash distribution to general unsecured creditors of the Debtors;

         C. WHEREAS, FSI, among other things, operates a certain division known as VR Wesson in Plantsville, Connecticut (the "DIVISION").

         D. WHEREAS, the Division is engaged primarily in the business of manufacturing, distribution and sales of tungsten carbide cutting tools and tool-holding devices.

         E. WHEREAS, the Seller desires to sell, transfer and assign to the Purchaser and the Purchaser desire to purchase from the Seller, pursuant to and in accordance with the Bankruptcy Code, the Purchased Assets (as defined below), other than the Excluded Assets (as defined below), for an amount in cash as herein provided and on the terms and conditions hereinafter set forth; and

         F. WHEREAS, the foregoing sale would be effected pursuant to the terms of this Agreement and an order of the Bankruptcy Court under sections 363 of the Bankruptcy Code (the "SALE ORDER").

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINED TERMS

         1.1 DEFINED TERMS. For the purposes of this Agreement, defined terms shall have meanings set forth or referenced in Appendix I.

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         1.2 OTHER  DEFINITIONAL  AND  INTERPRETIVE  MATTERS.  Unless  otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

             1.2.1 GENDER AND NUMBER. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

             1.2.2 HEADINGS. The provisions of the Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Section" are to the corresponding Section of this Agreement unless otherwise specified.

             1.2.3 HEREIN. The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

             1.2.4 INCLUDING. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

             1.2.5 KNOWLEDGE. The phrase "Knowledge of Seller" (or words of similar import) shall mean the actual knowledge, without independent investigation, of the Chief Executive Officer and/or Chief Financial Officer of FSI.

             1.2.6 SCHEDULES AND EXHIBITS. The Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. While Seller has attempted in good faith to cross reference between Schedules and Exhibits as applicable, the parties hereto agree that any item disclosed in any particular Schedule or Exhibit shall be deemed disclosed for purposes of any other Schedule or Exhibit with respect to which it is reasonably apparent from a reading of such information on such first Schedule or Exhibit that such information is applicable to such other Schedule or Exhibit.


                                   ARTICLE II

                         PURCHASE AND SALE OF THE ASSETS

         2.1 PURCHASED ASSETS. At the Closing, the Seller shall sell, convey, transfer, assign and deliver to the Purchaser and the Purchaser shall purchase from the Seller, free and clear of all Liens, other than the Permitted Liens, on the terms and subject to the conditions set forth in this Agreement, all of its right, title and interest in and to the following assets (collectively, the "PURCHASED ASSETS"):

               (a) all machinery and equipment of the Division currently used primarily in the Business as more fully described on Schedule 2.1(a) attached hereto;

               (b) all tooling, office supplies and maintenance supplies of the Division currently used primarily in the Business;

               (c) all Customer Records of the Division; PROVIDED, HOWEVER, that the Seller shall have the right to retain copies of all such Customer Records or shall have access during reasonable business hours to such Customer Records;

               (d) all computers, telephones and telephone systems of the Division and currently used primarily in the Business;

               (e) all rights and interest in the telephone numbers of the Division and currently used primarily in the Business;

               (f) all Seller's right, title and interest in and to the real property located at 389 Marion Avenue, Plantsville, Connecticut and buildings located thereon;

               (g) all vehicles of the Division currently used primarily in the Business and as set forth on Schedule 2.1(g) attached hereto; and

               (h) all trademarks and trade names of the Division currently used primarily in the Business set forth on Schedule 5.3 and any intellectual property rights associated with such trademarks and tradenames as well as goodwill associated therewith, but specifically excluding the corporate and trade name "Fansteel" and all variations thereof that include the "Fansteel" name.

         2.2 EXCLUDED ASSETS. All assets not specifically listed in Section 2.1 shall be "EXCLUDED ASSETS."

         2.3 PURCHASER COOPERATION. Pursuant to and in accordance with section 363 of the Bankruptcy Code, Purchaser shall cooperate with Seller as necessary to transfer the Purchased Assets to Purchaser, including the provision of such information of Purchaser as may be reasonably required.

                                  ARTICLE III

                                 PURCHASE PRICE

         3.1 CLOSING PAYMENT. In consideration for the Purchased Assets, at the Closing, the Purchaser shall pay an aggregate amount (the "PURCHASE PRICE") equal to $1,000,000, and shall pay by wire transfer of immediately available funds in an amount (the "CLOSING PAYMENT") equal to the Purchase Price LESS the amount of the Deposit, to the Purchase Price Escrow.

         3.2 DEPOSIT. On or prior to October 1, 2003, Purchaser shall deposit $100,000 in immediately available funds (the "DEPOSIT") with the Deposit Escrow Agent pursuant to the Deposit Escrow Agreement. Upon the Closing, the Deposit will be paid to Seller. The Deposit shall be non-refundable unless this Agreement is terminated (i) by the Purchaser pursuant to Section 8.1(b), or (ii) by either party pursuant to Section 8.1(c) (each event, a "TERMINATING EVENT") in which case the Deposit shall be immediately refunded to Purchaser. The Deposit shall be non-refundable and become the property of the Seller upon the termination of the Agreement for any reason other than a Terminating Event.

         3.3 LIABILITIES. Except as expressly provided under Sections 6.7(b) and
(c), Purchaser shall not assume any Liabilities of Seller arising from any act or omission of Seller on or prior to the Closing.

         3.4 ALLOCATION OF THE PURCHASE PRICE AMONG THE PURCHASED ASSETS. The Purchase Price shall be allocated among each item or class of the Purchased Assets as specifically agreed to by the parties and set forth on Schedule 3.4 (which schedule will be attached hereto on or prior to the Closing Date); provided, that the allocation with respect to the real property shall in no event be greater than $300,000. The Seller and the Purchaser agree that this allocation will be used on Form 8594 and any other notice or filing required pursuant to Section 1060 of the Code.

         3.5 TAXES. (a) The Seller agrees that it shall pay all sales, transfer and other taxes, if any, required to be paid by reason of the sale of the Purchased Assets to the Seller hereunder, based upon the allocation provided for in Section 3.4. If Seller fails to pay such sales, transfer or other similar taxes referred to in this section, Seller shall indemnify Purchaser and its agents, heirs, successors and assigns for all expenses, losses, costs, deficiencies, liabilities and damages (including reasonable legal fees and expenses) incurred or suffered by Purchaser on a pre-tax basis.

               (b) All personal property taxes or similar ad valorem obligations levied with respect to the Purchased Assets, if any, for any taxable period that includes the day before the Closing Date and ends after the Closing Date, whether imposed or assessed before or after the Closing Date, shall be prorated between the Seller and the Purchaser as of 12:01 A.M. on the Closing Date. If any Taxes subject to proration pursuant to this paragraph are paid by the Seller, on the one hand, or the Purchaser, on the other hand, the proportionate amount of such Taxes paid (or in the event a refund of any portion of such Taxes, the portion of such Taxes previously paid is received, such refund) shall be paid promptly by (or to) the other after payment of such Taxes (or promptly following receipt of any such refund).

         3.6 INSURED CASUALTIES. Upon the occurrence of any insured casualty in excess of Fifty Thousand and 00/100 Dollars ($50,000.00) of value with respect to the Purchased Assets at any time prior to the Closing, the Purchaser shall, within three (3) days of receiving notice thereof, make the following election:
(a) Purchaser shall have the right to (i) terminate this Agreement and Seller shall return the Deposit; or (ii) accept conveyance of the Purchased Assets in their damaged condition and Seller shall assign all rights in the insurance claim including rights in any rental value insurance. With respect to any casualty which is less than Fifty Thousand and 00/100 Dollars ($50,000.00) in value, Purchaser shall accept the Purchased Assets in their damaged condition and Seller shall assign to Purchaser all amounts recovered or recoverable on account of such insurance less any amounts reasonably expended by Seller for any partial restorations. This provision shall apply only with respect to an insured casualty and not with respect to any wear and tear or other noninsured or uninsurable casualties with respect to the Purchased Assets. Seller covenants that it will use its reasonable best efforts to maintain the current insurance coverage with respect to the Purchased Assets.

                                   ARTICLE IV

               CLOSING; CLOSING CONDITIONS; PRE-CLOSING COVENANTS

         4.1 TIME AND PLACE OF THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, or such other place as agreed upon by the parties. The Closing shall be held on such date as agreed upon by the Purchaser and Seller, but in no event later than the first Business Day after the Sale Order entered by the Bankruptcy Court has become a Final Order (the "CLOSING DATE").

         4.2 CLOSING TRANSACTIONS. Subject to the conditions set forth in this Agreement, the parties shall consummate the following transactions (the "CLOSING TRANSACTIONS") on the Closing Date:

               (a) the Seller shall deliver to the Purchaser a quitclaim deed for the Plantsville Facility, bills of sale for the Purchased Assets to be sold by Seller hereunder reasonably satisfactory to Purchaser;

               (b) the Purchaser shall deliver the Closing Payment by wire transfer of immediately available funds in accordance with Section 3.1.

               (c) the Seller and the Purchaser shall execute and deliver to the Deposit Escrow Agent a Joint Written Direction (as defined in the Deposit Escrow Agreement), to immediately disburse the entire amount of the Deposit to the Seller pursuant to the terms of the Deposit Escrow Agreement.

               (d) the Seller and the Purchaser, as applicable, shall deliver the certificates and other documents and instruments required to be delivered by or on behalf of such Party under Article IV.

         4.3 THE SELLER'S CLOSING DELIVERIES. Subject to and conditioned upon the Closing, on or prior to the Closing Date, the Seller shall have delivered to Purchaser all of the following:

               (a) for FSI, a certificate of the Secretary of State of its state of incorporation providing that FSI is in good standing;

               (b)  copies  of  all  third-party  and   governmental   consents,
          approvals, filings, releases and terminations that are required by the terms of this Agreement, if any;

               (c) a certificate of the Seller certifying that the conditions to Closing set forth in Sections 4.5(a) and 4.5(b) have been satisfied; and

               (d) bills of sale, quitclaim deed, assignments of patents, trademarks and other intellectual property rights and such other documents or instruments as the Purchaser may reasonably request (in form and substance reasonably acceptable to Purchaser) to effect the transactions contemplated hereby (including without limitation a certified copy of the Sale Order).

         4.4 THE PURCHASER'S CLOSING DELIVERIES. Subject to and conditioned upon the Closing, on or prior to the Closing Date, the Purchaser shall have delivered to the Seller all of the following:

               (a) an amount equal to the Closing Payment, by wire transfer of immediately available same day funds to the Purchase Price Escrow;

               (b) all consents, waivers and approvals obtained by Purchaser or its Affiliates that are required by the terms of this Agreement, if any;

               (c) for each Purchaser, a certificate of each such entity's Secretary of State (and each other state in which each Purchaser is qualified to conduct business) providing that each such Purchaser is in good standing;

               (d) certified copies of the resolutions of each Purchaser's board
          of  directors   approving  the   transactions   contemplated  by  this
          Agreement;

               (e)  a  certificate  of  each  Purchaser   certifying   that  the
          conditions to Closing set forth in Sections 4.6(a) and 4.6(b) have been satisfied;

               (f) a Joint Written Direction addressed to the Deposit Escrow Agent and executed by the Purchasers authorizing the Deposit Escrow Agent to immediately disburse the entire amount of the Deposit to the Seller pursuant to the terms of the Deposit Escrow Agreement;

               (g) CTA Form III ("FORM III") executed by Seller as "certifying party" along with required Environmental Condition Assessment Form ("ECAF"); and

               (h) such other documents or instruments as the Seller may reasonably request to effect the transactions contemplated hereby.

         4.5 CONDITIONS TO THE  PURCHASER'S  OBLIGATIONS.  The obligation of the
Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

               (a) The representations and warranties set forth in Article V hereof shall be true and correct at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties except where the failure of such representations and warranties to be so true and correct does not have, individually or in the aggregate, a Material Adverse Effect.

               (b) The Seller shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing.

               (c) The purchase of Purchased Assets by the parties hereunder shall not be prohibited by any applicable Law or Governmental Body.

               (d) No preliminary or permanent injunction issued by any court of competent jurisdiction restraining or prohibiting the transactions hereby shall be in effect.

               (e) The Bankruptcy Court shall have entered a Sale Order which shall have become a Final Order, in form and substance reasonably satisfactory to the Purchaser.

               (f) The Seller shall have delivered evidence, reasonably satisfactory to Purchaser, showing that the Liens related to the Post-Petition Funded Indebtedness have been released with respect to the Purchased Assets.

               (g) The Plantsville Facility is delivered to the Purchaser free of all tenants and occupants and the Purchaser shall be entitled to an inspection of said Premises prior to the Closing in order to determine whether the condition thereof complies with the terms of this subsection.

         Any condition specified in this Section 4.5 may be waived by the Purchaser; provided that no such waiver shall be effective against the Purchaser unless it is set forth in a writing executed by the Purchaser.

         4.6 CONDITIONS TO THE SELLER'S OBLIGATION. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

               (a) The representations and warranties set forth in Article VI shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties except where the failure of such representations and warranties to be so true and correct does not have, individually or in the aggregate, a Material Adverse Effect.

               (b) The Purchaser shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing.

               (c) The sale of the Purchased Assets by the parties hereunder shall not be prohibited by any applicable Law or Governmental Body.

               (d) No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially and adversely affect the right of the Seller to retain the Purchase Price, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects.

         Any condition specified in this Section 4.6 may be waived by the Seller; provided that no such waiver shall be effective against the Seller unless it is set forth in a writing executed by the Seller.

         4.7 AFFIRMATIVE COVENANTS OF THE SELLER. Prior to the Closing, unless the Purchaser otherwise agrees in writing and except as expressly contemplated by this Agreement, the Seller shall:

               (a) promptly (once it obtains knowledge thereof) inform the Purchaser in writing of any material variances from the representations and warranties contained in Article V hereof or any breach of any covenant hereunder by the Seller;

               (b) cooperate with the Purchaser and use commercially reasonable best efforts to cause the conditions to the Purchaser's obligation to close to be satisfied; and

               (c) as promptly as practicable, but in no event more than five Business Days prior to the Bid Procedures Hearing Date, deliver the Schedules under this Agreement to the Purchaser.

         4.8 NEGATIVE COVENANT OF THE SELLER. Prior to the Closing, unless the Purchaser otherwise agrees in writing and except as expressly contemplated by this Agreement, the Seller shall not enter into any contract, agreement or transaction with respect to any Purchased Asset, other than in the ordinary course of business consistent with past practice with Third Parties.

         4.9 COVENANTS OF THE PURCHASER.

               (a) Prior to the Closing, the Purchaser shall promptly (once it obtains knowledge thereof) inform the Seller in writing of any variances from the representations and warranties contained in Article VI or any breach of any covenant hereunder by the Purchaser;

               (b) Prior to the Closing, the Purchaser shall cooperate with Seller and use its reasonable best efforts to cause the conditions to the Seller's obligation to close to be satisfied, including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered (including, without limitation, the making and obtaining of all Third Party and governmental filings, authorizations, approvals, consents, releases and terminations); and

               (c) Within ten days after the Closing, the Purchaser shall promptly make all filings and submissions as necessary and advisable to consummate the transactions contemplated by this Agreement, including execution of CTA "Form III" as "certifying party" and promptly provide the Seller with copies of all subsequent correspondence, filings, or communications between Purchaser or its representatives and any governmental agency or authority or members of their staffs with respect to such filings and submissions.

         4.10 BANKRUPTCY ACTIONS.

               (a) SUBMISSION FOR BANKRUPTCY COURT APPROVAL. As promptly as practicable, but in no event later than five Business Days after the date hereof, the Seller shall file with the Bankruptcy Court, and seek a hearing on, a motion (i) seeking the approval of the Bidding Procedures (as defined below) and (ii) authorizing the observance and performance of such terms by the Seller and the Purchaser.

               (b) COMPETITIVE BIDDING. The Seller acknowledges that this Agreement is the culmination of an extensive process to identify and negotiate a transaction with a bidder who is prepared to pay the highest and best purchase price for the Purchased Assets. Set forth on EXHIBIT A hereto are the bidding procedures (the "BIDDING PROCEDURES") to be employed with respect to this Agreement concerning the sale of the Purchased Assets to the Purchaser; PROVIDED, that the Purchaser reserves the right to further comment on the form of the order of the Court approving the Bidding Procedures (the "BIDDING PROCEDURES ORDER"). The Sale is subject to competitive bidding only as set forth herein and approval by the Court at a hearing under section 363 of the Bankruptcy Code (the "SALE HEARING").

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                  OF THE SELLER

         To induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereunder, FSI makes the following representations and warranties.

         5.1 ORGANIZATION, POWER AND AUTHORITY. FSI is validly existing and in good standing in its jurisdiction of incorporation. FSI is legally qualified to transact business in each of the jurisdictions in which its businesses or properties are located such as to require that it be thus qualified other than if such failure to be so qualified would not have a Material Adverse Effect, and it is in good standing in each of the jurisdictions in which it is so qualified.

         5.2 OWNERSHIP OF PURCHASED ASSETS. At the Closing, FSI will own the applicable Purchased Assets free and clear of all Liens except Permitted Liens. Subject to the Sale Order, Seller on the Closing Date will have, the completed and unrestricted power to sell, transfer, convey and deliver to Purchaser the Purchased Assets, free and clear of any Liens, except Permitted Liens.

         5.3 TRADEMARK AND TRADE NAMES. Schedule 5.3 contains an accurate and complete list of all of the material trademarks and trade names relating solely to the products or business of the Business. To Knowledge of Seller, (i) the Seller is the sole and exclusive owners of such trademarks and trade names and
(ii) there are no claims, demands or proceedings pending or threatened in writing to the Seller that challenge the Seller's rights with regard thereto.

         5.4 POWER, AUTHORITY, EXECUTION AND DELIVERY. The Seller has all requisite corporate power and authority to enter into this Agreement and all other agreements contemplated hereby and to perform its obligations hereunder and thereunder, subject to the approval of the Bankruptcy Court. The Seller has duly executed and delivered this Agreement. This Agreement is valid and binding upon the Seller, enforceable against it in accordance with it terms, subject to the approval of the Bankruptcy Court.

         5.5 GOVERNMENTAL AUTHORIZATION; CONSENTS. Except for consents, approvals, authorizations, or declarations of, or filings with, the Bankruptcy Court (all of which will be obtained prior to Closing), the execution, delivery and performance by the Seller of this Agreement require no action by or in respect of, or filing with, any Governmental Body. No consent, approval, waiver or other action by any private party under any contract, agreement, indenture, lease, instrument or other document to which the Seller or the Business is a party or by which the Seller or the Business is bound is required for the execution, delivery and performance of this Agreement by the Seller or the consummation of the transactions contemplated hereby.

         5.6 DUE AUTHORIZATION; BINDING OBLIGATION; NO CONFLICTS. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Seller. Assuming this Agreement has been duly executed and delivered by the Purchaser and, subject to the approval of the Bankruptcy Court, this Agreement is a valid and binding obligation of the Seller, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, in any material respect: (i) contravene any provision of the certificate of incorporation or by-laws of the Seller; (ii) violate or conflict with any federal, state or local law, statute, ordinance, rule, regulation or any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against the Seller; or
(iii) conflict with, result in any breach of or default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under any material mortgage, contract, agreement, lease, license, indenture, will, trust or other instrument that is either binding upon or enforceable against the Seller.

         5.7 PURCHASED ASSETS AND RELATED MATTERS. There are no contractual rights of first refusal with respect to the sale of the Purchased Assets hereunder.

         5.8 CONDEMNATION; VIOLATIONS. To the Seller's knowledge, there is no pending or threatened condemnation or similar proceedings affecting the Plantsville Facility or any portion thereof, nor has Seller acknowledged that any such action is presently contemplated. The Seller has not received any written notice of zoning or building code violations.

         5.9 DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES.

               (a) Seller does not make, and has not made, any representations or warranties relating to the Seller, the Purchased Assets or the Business, or the operations of Seller or the Business or otherwise in connection with the transactions contemplated hereby other than those expressly set forth herein. No Person has been authorized by the Seller or the Business to make any representation or warranty relating to the Seller or the Business or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty must not be relied upon as having been authorized by the Seller.

               (b) Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules attached hereto, any information disclosed in one Schedule shall be deemed to be disclosed in all Schedules. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Seller in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

               (c) Seller does not and has not made any representations or warranties regarding compliance or noncompliance with Environmental Laws, the absence or existence of known or unknown Environmental Liabilities associated with the Purchased Assets, and Releases of Hazardous Substances.

                                   ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         To induce the Seller to enter into this Agreement and to consummate the transactions contemplated hereunder, each Purchaser, jointly and severally, makes the following representations and warranties. 6.1 ORGANIZATION, POWER AND AUTHORITY. Each Purchaser is a [corporation] validly existing and in good standing under the laws of its state of incorporation, and has all requisite corporate power and authority to enter into this Agreement and all other agreements contemplated hereby and to perform its obligations hereunder and thereunder. Each Purchaser has delivered true and correct copies of its Articles of Incorporation and Bylaws to the Seller. Such Articles of Incorporation and Bylaws will be in full force and effect as of the Closing without amendment.

         6.2 DUE AUTHORIZATION; BINDING OBLIGATION; NO CONFLICTS. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of each Purchaser. This Agreement has been duly executed and delivered by each Purchaser and is a valid and binding obligation of such Purchaser, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, in any material respect: (i) contravene any provision of the certificate of incorporation or by-laws of any Purchaser; (ii) violate or conflict with any federal, state or local law, statute, ordinance, rule, regulation or any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against any Purchaser; or (iii) conflict with, result in any breach of or default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under any material mortgage, contract, agreement, lease, license, indenture, will, trust or other instrument which is either binding upon or enforceable against any Purchaser.

         6.3 LITIGATION. There are no actions, suits, claims, governmental investigations or arbitration proceedings pending or, to the best of the Purchaser's actual knowledge, threatened against or affecting the Purchaser, or which question the validity or enforceability of this Agreement or any action contemplated herein, and there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any federal, state, local or foreign judicial or administrative authority in any proceeding to which the Purchaser is or was a party.

         6.4 FINANCIAL PERFORMANCE. Purchaser has sufficient financial resources to perform in a timely manner all of its obligations under this Agreement.

         6.5  WARN.   Purchaser  hereby   acknowledges  that  the  Division  has
discontinued most of its operations and has delivered all required notices under WARN in connection therewith.

         6.6 NO POST-CLOSING INSURANCE. Purchaser hereby acknowledges that the Seller shall not, and shall have no obligation to, maintain insurance on any of the Purchased Assets from and after the Closing Date.

         6.7 ENVIRONMENTAL COMPLIANCE AND RELEASE.

               (a) Purchaser acknowledges that it is taking the Purchased Assets in an "as is" condition. Except as set forth in Sections 6.7(b)-(d) herein, Purchaser further agrees to release and hold harmless Seller from any claims that may be asserted by Purchaser against Seller associated with the Purchased Assets, and waives any and all claims that Purchaser might have against the Seller under statutory or common law for any known or unknown Release of Hazardous Materials with the Purchased Assets.

               (b) Purchaser will assume all responsibility for investigation and remediation of any Releases of Hazardous Materials at or from the Plantsville Facility and will perform any Remedial Actions that are required under Environmental Laws to address Releases of Hazardous Materials at or from the Plantsville Facility.

               (c) Purchaser agrees that it shall be responsible at its sole cost and expense to comply with the requirements of the Connecticut Transfer Act ("CTA"), C.G.S. 22a-134 et. seq. including but not limited to performing any investigation or remediation of any Release of Hazardous Materials at or from the Plantsville Facility that may be required under the CTA, preparing the ECAF, executing the CTA Form III as "certifying party" and any fees under the CTA.

               (d) Upon and after the Closing, Purchaser shall be responsible for complying with all Environmental Laws applicable to the operation of the Plantsville Facility; provided, however, that in no event shall Purchaser be responsible in any way except as provided in sections 6.7(b)and (c) herein for any known or unknown Environmental Claims by third-parties, including governmental authorities, for the acts or omissions of Seller with respect to compliance with Environmental Laws that occurred prior to the Closing.

                                  ARTICLE VII

                        CERTAIN ACTIONS AFTER THE CLOSING

         7.1 BOOKS AND RECORDS. Unless otherwise consented to in writing by the Seller, the Purchaser will not, for a period of seven years following the date hereof, destroy, alter or otherwise dispose of any of the Customer Records without first using commercially reasonable efforts to offer to surrender to the Seller such Customer Records or any portion thereof of which the Purchaser may intend to destroy, alter or dispose. The Purchaser will allow the Seller and its representatives, attorneys and accountants reasonable access to such Customer Records, upon reasonable request for access during such party's normal business hours, for the purpose of examining and copying the same in connection with any matter whether or not related to or arising out of this Agreement or the transactions contemplated hereby.

                                  ARTICLE VIII

                                   TERMINATION

         8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

               (a) by mutual written consent of the Seller and the Purchaser;

               (b) by the Seller or the Purchaser if there has been a material misrepresentation or breach on the part of the other Party of the representations, warranties or covenants set forth in this Agreement and a failure to cure after reasonable notice thereof is provided or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating Party's obligations to consummate the transactions contemplated hereby unless such terminating Party's willful or knowing breach of this Agreement has caused the condition to be unsatisfied;

               (c) by the Seller or the Purchaser if the Bankruptcy Court approves a Successful Bid (as defined in the Bid Procedures Order) that is submitted by a party other than the Purchaser and such sale is consummated;

               (d) automatically if the Closing has not occurred on or prior to January 23, 2004, unless a party's willful or knowing breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time, in which case the nonbreaching party may elect to extend or terminate this Agreement; or

               (e) by the Purchaser if the Bankruptcy Court has not approved the Sale Order by December 15, 2003.

         8.2 EFFECT OF TERMINATION.

               (a) In the event (i) this  Agreement  is  terminated  pursuant to
          Section 8.1(c) and (ii) the sale of all or substantially all of the Purchased Assets are consummated within 6 months after the date of the Sale Hearing, then Seller shall be obligated to pay the Purchaser an amount equal to $33,000 (the "TERMINATION PAYMENT"). Any Termination Payment payable upon termination of this Agreement shall be immediately earned and payable by the Seller to the Purchaser upon such termination.

               (b) In the event of  termination of this Agreement as provided in
          Section 8.1, this Agreement shall forthwith become void and there shall be no Liability on the part of any Party to any other Party under this Agreement, other than (i) the return of the Deposit to the Purchaser, to the extent required under Section 3.2, above, and (ii) the payment of the Termination Payment (if applicable) to the extent required under Section 8.2(a) above.

                                   ARTICLE IX

                              ACCESS TO INFORMATION

         9.1 ACCESS TO INFORMATION. Seller shall permit Purchaser and its representatives after the date of execution of this Agreement to have reasonable access, during regular business hours and upon reasonable advance notice, to the Purchased Assets as well as the officers and employees of Seller (and Seller shall use its commercially reasonable efforts to cause Seller's outside independent accountants to be available to Purchaser on the same basis), and shall furnish, or use their commercially reasonable efforts to cause to be furnished, to Purchaser any financial and operating data, tax information, books and records, contracts and documents and other information that is available with respect to the Purchased Assets as Purchaser shall from time to time reasonably request, provided that such access does not materially interfere with the normal business operations of the Seller; and provided further that Purchaser agrees not to collect any soil or ground water samples on any of the Seller's properties except as necessary (in the reasonable discretion of Purchaser's environmental consultant) to prepare the ECAF and execute the CTA Form III and in compliance with the terms of the Access Agreement between Purchaser and Seller in the form attached hereto as EXHIBIT C. For purposes of clarification, access to any information and the results of such access shall in no event be a condition to the Purchaser's obligations under this Agreement.

         9.2  CONFIDENTIALITY.  All information provided or obtained pursuant to
Section 9.1 shall be held by Purchaser in accordance with and subject to the terms of the Confidentiality Agreement, all of the terms of which shall remain in full force and effect notwithstanding the execution and delivery of this Agreement or the termination hereof, and Purchaser agrees to be bound by the terms of the Confidentiality Agreement to the same extent as if it were party thereto.

         9.3 TAX SHELTER DISCLOSURE. Notwithstanding the foregoing, since the commencement of discussions between the parties hereto and continuing, the parties (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this

Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such persons relating to such tax treatment or tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws. The preceding sentence is intended to cause the transactions contemplated by this Agreement not to have been offered under conditions of confidentiality for purposes of
Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations (the "CONFIDENTIALITY REGULATION") promulgated under Section 6011 of the Code.

                                   ARTICLE X

                                  MISCELLANEOUS

         10.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants and agreements of Seller contained in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall terminate as of the Closing Date and shall thereafter have no force or effect, except for those covenants and agreements contained herein and therein that by their terms are required to be performed after the Closing Date.

         10.2 TRANSACTION EXPENSES. The Purchaser will indemnify and hold harmless the Seller from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by the Purchaser to bring about, or to represent it in, the transactions contemplated hereby. The Seller will indemnify and hold harmless the Purchaser from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by the Seller to bring about, or to represent any of them in, the transactions contemplated hereby. In addition, each party shall pay its own expenses (including legal and accounting fees) incident to the negotiation and preparation of this Agreement and any other documents prepared in connection therewith, and the consummation of the transactions contemplated herein.

         10.3 AMENDMENT AND MODIFICATION. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by all of them in writing.

         10.4 ENTIRE AGREEMENT. This Agreement, including the exhibits, schedules, certificates and other documents and agreements delivered on the date hereof in connection herewith, contains the entire agreement of the parties hereto with respect to the purchase of the Purchased Assets and the other transactions contemplated herein, and supersedes all prior understandings and agreements (oral or written) of the parties with respect to the subject matter hereof. The parties expressly represent and warrant that in entering into this Agreement they are not relying on any prior representations made by any other party concerning the terms, conditions or effects of this Agreement which terms, conditions or effects are not expressly set forth herein. Any reference herein to this Agreement shall be deemed to include the schedules and exhibits.

         10.5 EXECUTION IN COUNTERPART. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         10.6 NOTICES. Any notice, consent, approval, request, acknowledgment, other communications or information to be given or made hereunder to any of the parties by any other party shall be in writing and delivered personally or sent by certified mail, postage prepaid, as follows, or by facsimile to the fax number listed below (provided that, for a facsimile, a copy is also sent promptly by U.S. mail, certified mail or overnight delivery service):

                  If to the Seller addressed to the Seller at:

                           Prior to the Closing:
                           --------------------

                           Fansteel Inc.
                           One Tantalum Place
                           North Chicago, IL  60064
                           Attn:  Chief Executive Officer
                           Fax:   (847) 689-0307

                           with copies to:

                           Schulte Roth & Zabel LLP
                           919 Third Avenue
                           New York, NY 10022
                           Attn:  Andre Weiss and Jeffrey S. Sabin
                           Fax:  (212) 593-5955

                  If to the Purchaser, addressed to:

                           Plantsville Acquisition, LLC
                           1654 King Street
                           Enfield, Connecticut 06082
                           Attn:    William Firestone
                           Fax:     (860) 623-9060

                  with a copy to:

                           Cooley, Shrair P.C.
                           1380 Main Street, 5th Floor
                           Springfield, Massachusetts 01103
                           Attn:  Peter Shrair, Esq.
                           Fax:   (413) 733-3042

Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice. Any notice delivered personally or by facsimile shall be deemed to have been given on the date it is so delivered, and any notice delivered by registered or certified mail shall be deemed to have been given on the date it is received.

         10.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws principles that would cause any state's laws, other than the laws of the State of Delaware, to apply.

         10.8 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

         10.9 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior consent of the other parties.

         10.10 BINDING EFFECT; NO THIRD-PARTY BENEFICIARIES. This Agreement shall inure to the benefit of, be binding upon and be enforceable by and against the Seller and the Purchaser and their respective successors and permitted assigns, and nothing herein expressed or implied shall be construed to give any other person any legal or equitable rights hereunder.

         10.11 NEGOTIATION REPRESENTATIONS. Each party hereto expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself or himself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its or his own judgment in executing this Agreement;
(c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its or his own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's-length negotiations conducted by and among the parties and their counsel.

         10.12 CUMULATIVE REMEDIES. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

         10.13 BULK TRANSFER. The Purchaser and the Seller hereby waive compliance with any state's Uniform Commercial Code - Bulk Transfer provisions that may be applicable to the transactions contemplated hereby.


                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the day and year first above written.

                                   FANSTEEL INC.


                                   -----------------------------------------
                                   By:
                                      --------------------------------------
                                   Its:
                                      --------------------------------------


                                   PLANTSVILLE ACQUISITION, LLC


                                   -----------------------------------------
                                   By:
                                      --------------------------------------
                                   Its:
                                      --------------------------------------

                                                                     APPENDIX I


         1. For the purposes of this Agreement, the following terms shall have the following meanings:

           "Affiliate" of any Person shall mean any Person that controls, is controlled by, or is under common control with such Person. As used herein, the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or to cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

           "Bid Procedures Order" shall mean on order of the Bankruptcy Court, in a form reasonably acceptable to Purchaser, which shall set forth the procedures for the sale of the Purchased Assets with terms substantially as set forth on Exhibit A hereto.

           "Business Day" shall mean a day, other than a Saturday or Sunday, on which banks are open for business in New York City, New York.

           "Business" shall mean the business of manufacturing, distribution and sales of tungsten carbide cutting tools and too-holding devices which is currently conducted by the Division.

           "Code" shall mean the Internal Revenue Code of 1986, as amended.

           "Customer Records" means all customer lists and records.

           "Deposit Escrow Agent" shall mean Schulte Roth & Zabel LLP.

           "Deposit Escrow Agreement" shall mean an escrow agreement by and among the Seller, the Purchaser and the Deposit Escrow Agent substantially in the form attached hereto as EXHIBIT B hereto.

           "Environmental Claims" refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, filing of an environmental lien, letter or other communication from any governmental agency, department, bureau, office or other authority, or any third party involving violations of Environmental Laws or Releases of Hazardous Materials.

           "Environmental Laws" includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., as amended; the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; the Clean Water Act, 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act, 29 U.S.C. 655 et seq., the Connecticut Transfer Act, C.G.S.ss. 22a-134 et. seq. and any other federal, state, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of conduct for protection of the environment.

           "Environmental Liabilities" means any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies, natural resources damages, property damages, personal injuries), civil or criminal penalties fines and, penalties, sanctions and interest incurred as a result of any Environmental Claim filed by any Governmental Authority or any third party which relate to any Releases or threatened Releases of Hazardous Materials at or from the Plantsville Facility.

           "Final Order" means an order, ruling, or judgment of the Bankruptcy Court or any other court of competent jurisdiction as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court of other court of competent jurisdiction shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired; PROVIDED, HOWEVER, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous Bankruptcy Rule or applicable state court rules of civil procedure, may be filed with respect to such order shall not cause such order not to be a Final Order.

           "GAAP" shall mean U.S. generally accepted accounting principles consistently applied.

           "Governmental Body" shall mean (i) any legislative, executive, judicial or administrative unit of any governmental entity (foreign, federal, state or local) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof, (ii) any self-regulatory organization, agency or commission or (iii) any court or arbitral tribunal.

           "Hazardous Substances" shall include (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, bio-hazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls;
(d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any asbestos-containing materials.

           "Law" shall mean any national, foreign, federal, state, provincial or
local  law,  statute,  ordinance,  rule,  regulation,   code,  order,  judgment,
injunction or decree of any jurisdiction (whether foreign or domestic).

           "Liabilities" shall mean any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

           "Liens"  shall  mean  Taxes,  liens,  mortgages,   pledges,  security
interests, claims, assessments, restrictions, encumbrances, encroachments and charges of every kind.

           "Material Adverse Effect" shall mean any change, effect, event, occurrence, development, circumstance or state of facts materially adverse to the Business taken as a whole or which materially impair the ability of Sellers to perform their obligations under this Agreement or have a material adverse effect on or prevent or materially delay the consummation of the transactions contemplated hereby; PROVIDED, HOWEVER, that the following shall be excluded from any determination as to whether a "Material Adverse Effect" has occurred:
(i) any change, effect, event, occurrence, development, circumstance or state of facts in general economic or political conditions, conditions in the United States or worldwide capital markets and any act of terrorism or any outbreak of hostilities or war, (ii) any adverse event or circumstances that affect generally the industry in which the Seller is engaged, and (iii) any failure to meet any financial projections or budgets.

           "Permitted Liens" shall mean (i) such imperfections of title, easements, encumbrances, or restrictions which individually or in the aggregate do not impair in any material respect the use and ownership of the Purchased Assets and (ii) Liens for Taxes (whether federal, state, local or foreign) attributable to any taxable period beginning on or prior to the Closing Date and not yet due or payable or being contested in good faith and for which adequate reserves have been established.

           "Person" shall mean any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, any Governmental Body, or any government or regulatory, administrative or political subdivision or agency, department or instrumentality thereof.

           "Plan of Reorganization" shall mean the joint reorganization plan of the Debtors under Chapter 11 of the Bankruptcy Code, together with all exhibits hereto, as it may be amended, modified, or supplemented from time to time in accordance with section 1127 of the Bankruptcy Code, including any Plan Supplements.

           "Plan Supplement" means the compilation of documents or forms of documents specified in the Plan of Reorganization, including any exhibits to the Plan of Reorganization not included thereto, that the Debtors will file with the Bankruptcy Court not later than the date that is five (5) days prior to deadline for objections to confirmation of the Plan of Reorganization.

           "Plantsville Facility" means the real property located at 389 Marion Avenue, Plantsville, Connecticut 06479.

           "Post-Petition Funded Indebtedness" shall mean all post-petition funded indebtedness owing pursuant to the DIP Agreement.

           "Purchase Price Escrow" shall mean the escrow account established by FSI at the Purchase Price Escrow Agent into which the Cash Proceeds are deposited pursuant to this Agreement.

           "Purchase Price Escrow Agent" shall mean a banking institution agreed to by the Seller, the Purchaser and the Official Committee of Unsecured Creditors of Fansteel, Inc.

           "Release" means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials ) into the environment. The term "Release" shall also apply to the release of any asbestos fibers into the indoor or ambient air during the removal and transportation of the Plantsville Facility.

           "Tax" or "Taxes" shall mean any federal, state, local, foreign or other taxes, assessments, duties or charges of any kind whatsoever, including, without limitation, franchise, income, sales, use, ad valorem, gross receipts, value added, profits, license, capital gains, transfer (including stamp duty and stamp duty reserve tax), minimum, alternative minimum, environmental, withholding, payroll, employment, excise, property, customs and occupation taxes, including any interest, fine, penalty or addition thereto, whether disputed or not, and including any Liability for the payment of any of the above amounts as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferee or successor liability.

           "Third Party" shall mean any Person not an Affiliate of the other referenced Person or Persons.

           "WARN" means the Worker Adjustment and Retraining Notification Act, as amended.

         2. For purposes of this Agreement, the following terms shall have the meanings specified in the Sections indicated below:



            TERM:                                        SECTION OR REFERENCE:
            -----                                        ---------------------

            Agreement................................................Preamble
            Bankruptcy Code..........................................Recitals
            Bankruptcy Court.........................................Recitals
            Bidding Procedures.......................................4.10 (b)
            Bidding Procedures Order.................................4.10 (b)
            Closing.......................................................4.1
            Closing Date..................................................4.1
            Closing Payment...............................................3.1
            Closing Transactions..........................................4.2
            Debtors..................................................Recitals
            Deposit.......................................................3.2

            Division.................................................Recitals
            Excluded Assets...............................................2.2
            Filing Date..............................................Recitals
            FSI......................................................Preamble
            Knowledge of Seller.........................................1.2.5
            Purchase Price................................................3.1
            Purchased Assets..............................................2.1
            Purchaser................................................Preamble
            Sale Hearing.............................................4.10 (b)
            Sale Order...............................................Recitals
            Seller...................................................Preamble
            Terminating Event.............................................3.2
            Termination Payment.......................................8.2 (a)

                                    EXHIBIT A

                               BIDDING PROCEDURES


         Set forth below are the bidding procedures (the "BIDDING PROCEDURES") to be employed with respect to the Asset Purchase Agreement (the "AGREEMENT") by and among Fansteel Inc., a Delaware corporation ("FSI" or the "SELLER") and Plantsville Acquisition, LLC (the "PROPOSED PURCHASER"), concerning the prospective sale (the "SALE") of the Purchased Assets (defined below). The Seller will seek entry of an order from the Bankruptcy Court authorizing and approving the Sale to a Qualified Bidder (as hereinafter defined) which the Seller may determine to have made the highest or otherwise best offer (the "SUCCESSFUL BIDDER"). The following overbid provisions and related bid protections are designed to reimburse the Proposed Purchaser for its efforts and agreements to date and to facilitate a full and fair process designed to maximize the value of the Purchased Assets for the benefit of the Seller's creditors and stakeholders. These Bidding Procedures shall not be subject to material changes without approval of the Bankruptcy Court. All capitalized terms used in this Exhibit that are not separately defined herein shall have the respective meanings ascribed thereto in the Agreement.

                                ASSETS TO BE SOLD

         The Seller is offering for sale all of Fansteel's right, title and interest in and to certain assets of the Plantsville Division, including the VR/Wesson name and related trademarks, customer lists, machinery, equipment, and tooling, but excluding accounts receivable, inventory, real property and the other Excluded Assets delineated in the Asset Purchase Agreement, free from all security interests or other rights or interests of third parties.

                               THE BIDDING PROCESS

         The Seller shall (i) determine whether any person is a Qualified Bidder (as defined below), (ii) coordinate the efforts of Qualified Bidders in conducting their due diligence investigations, (iii) receive offers from Qualified Bidders, and (iv) negotiate any offers made to purchase the Purchased Assets (collectively, the "BIDDING PROCESS"). Any person who wishes to participate in the Bidding Process must be a Qualified Bidder. Neither the Seller nor its representatives shall be obligated to furnish any information of any kind whatsoever to any person who is not determined to be a Qualified Bidder. Qualified Bidders shall be given all relevant information pertaining to the Sale. The Seller shall have the right to adopt such other rules for the Bidding Process, which rules will better promote the goals of the Bidding Process and which are not inconsistent with any of the other provisions hereof or of any Bankruptcy Court order.

                           PARTICIPATION REQUIREMENTS

         Unless otherwise ordered by the Bankruptcy Court for cause shown or as otherwise determined by the Seller, in order to participate in the Bidding Process each person (a "POTENTIAL BIDDER") must deliver (unless previously delivered) to the Seller:

             (i) An executed confidentiality agreement in form and substance satisfactory to the Seller; and

             (ii) Current audited financial statements of the Potential Bidder, or, if the Potential Bidder is an entity formed for the purpose of acquiring the Purchased Assets, current audited financial statements of the equity holder(s) of the Potential Bidder, or such other form of financial disclosure acceptable to the Seller and its advisors demonstrating such Potential Bidder's ability to close a proposed transaction.

         A  "QUALIFIED  BIDDER" is any  Potential  Bidder or multiple  Potential
Bidders participating in the Bidding process together that delivers the documents described in subparagraphs (i) and (ii), whose financial information demonstrates the financial capability of the Potential Bidders, either jointly or separately, to consummate the Sale, and that the Seller determines is reasonably likely (based on availability of financing, experience and other considerations) to submit a bona fide offer and to be able to consummate the Sale if selected as the Successful Bidder.

         Within two Business Days after a Potential Bidder delivers all of the materials required by subparagraphs (i) and (ii) above, the Seller shall determine, and shall notify the Potential Bidder, if such Potential Bidder is a Qualified Bidder.

                                  DUE DILIGENCE

         The Seller may afford any Qualified Bidder the opportunity to conduct a due diligence review. The Seller will designate an employee or other representative to coordinate all reasonable requests for additional information and due diligence access from Qualified Bidders. The Seller shall not be obligated to furnish any due diligence information after the Bid Deadline (as hereinafter defined). Neither the Seller nor any of its representatives are obligated to furnish any information to any person. Bidders are advised to exercise their own discretion before relying on any information provided by anyone other than the Seller or its representatives.

                                  BID DEADLINE

         A Qualified Bidder who desires to make a bid shall deliver a written copy of its bid to (1) the Seller, c/o Schulte, Roth & Zabel LLP, 919 Third Avenue, New York, NY 10022, Attn: Jeffrey Sabin, Esq., not later than 11:00 a.m. (eastern time) on the date which is three Business Days prior to the date scheduled by the Bankruptcy Court for the Sale Hearing (the "BID DEADLINE"). The Seller will immediately distribute by facsimile transmission, personal delivery or reliable overnight courier service in accordance with the Agreement, a copy of each Bid upon receipt to counsel for the Proposed Purchaser. The Seller may, in its discretion, extend the Bid Deadline once or successively, but is not obligated to do so. The Seller shall announce the terms of the highest and best Qualified Bids received by the Bid Deadline by 5:00 p.m. (Prevailing eastern time) on that date.

                                BID REQUIREMENTS

         For the purposes of determining the existence of a bid, a bid for the Purchased Assets may be in the form of a joint bid from more than one Qualified Bidder, or may be in the form of separate bids from more than one Qualified

Bidder, with each such separate bid being for a portion of the Purchased Assets, but all of such separate bids collectively aggregating a bid price having a value greater than or equal to the sum of (x) the value, as reasonably determined by the independent financial advisor of the Seller, of the Proposed Purchaser's offer PLUS (y) other than where the Proposed Purchaser makes a bid, the amount of the Termination Payment (as defined below) PLUS (z) (A)in the case of the initial Qualified Bid, $15,000, and (B) in the case of any subsequent Qualified Bids, $10,000 plus the amount by which the preceding Qualified Bid exceeds the sum of (x) plus (y) above. All bids must include the following documents (the "Required Bid Documents"):

     o A letter stating that one or more Qualified Bidders offer to purchase all or a portion of the Purchased Assets and that such offer is irrevocable until two Business Days after the Purchased Assets have been disposed of pursuant to these Bidding Procedures.

     o A statement by each Qualified Bidder that it is prepared to enter into and consummate the Sale as soon as practicable but in no event more than thirty-one (31) days after entry by the Bankruptcy Court of the Sale Order.

     o An executed copy of the Agreement, together with all Exhibits and Schedules thereto (the "DEFINITIVE SALE DOCUMENTATION") marked and initialed to show those amendments and modifications to such agreement that the Qualified Bidder proposes, including, but not limited to, price and the time of closing.

     o A good faith deposit (the "GOOD FAITH DEPOSIT") in the form of a certified check or other form acceptable to the Seller in its sole discretion payable to the order of the Seller (or such other party as the Seller may determine) in an amount equal to $100,000. All Qualified Bidders shall enter into an escrow agreement as directed by the Seller.

     o Written evidence of a commitment for financing or other evidence of ability to consummate the proposed transaction satisfactory to the Seller.

         The Seller will consider a bid only if the bid is on terms that are not conditioned on obtaining financing or on the outcome of unperformed due diligence by the bidder. A bid received from a Qualified Bidder that includes all of the Required Bid Documents and meets all of the above requirements is a "QUALIFIED BID."

         If the Seller does not receive any Qualified Bids, the Seller will report the same to the Bankruptcy Court and will proceed with a sale and assignment of the Purchased Assets to Proposed Purchaser pursuant to the terms of the Agreement. The Agreement executed by Proposed Purchaser shall constitute a Qualified Bid for all purposes.

                                 BID PROTECTION

         Recognizing the Proposed Purchaser's expenditure of time, energy and resources, the Seller has agreed to provide certain bidding protections to the Proposed Purchaser. Specifically, the Seller has determined that the Agreement will further the goals of the Bidding Procedures by setting a floor for which all other Potential Bids must exceed and, therefore, is entitled to be selected as a "Stalking Horse Bid." As a result, the Seller has agreed to pay, in certain limited circumstances, to the Proposed Purchaser a break-up fee equal to $33,000 (the "TERMINATION PAYMENT"). The payment of the Termination Payment shall be governed solely by the provisions of the Agreement.

                                     AUCTION

         If the Seller receives a Qualified Bid, the Seller will conduct an auction (the "AUCTION") at the offices of Schulte, Roth & Zabel LLP, 919 Third Avenue, New York, NY 10022, Attn: Jeffrey Sabin, Esq., on the date that is one Business Day prior to the date scheduled by the Bankruptcy Court for the Sale Hearing, beginning at 11:00 a.m. (EST) or such later time or other place as the Seller shall notify all Qualified Bidders who have submitted Qualified Bids. Only the Proposed Purchaser, the Seller, any representative of any creditors' committee appointed in the bankruptcy case and any Qualified Bidders who have timely submitted Qualified Bids shall be entitled to attend the Auction, and only the Proposed Purchaser and Qualified Bidders will be entitled to make any subsequent Qualified Bids at the Auction. During the Auction, bidding shall begin initially with the highest Qualified Bid and continue in minimum increments of at least $10,000 higher than the previous Qualified Bid. Bidding at the Auction will continue until such time as the highest and best Qualified Bid is determined. The Seller may announce at the Auction additional procedural rules that are reasonable under the circumstances (e.g., the amount of time allotted to make subsequent overbids) for conducting the Auction so long as such rules are not inconsistent with these Bidding Procedures.

         Upon conclusion of the Auction, the Seller, in consultation with its financial and business advisors shall (i) review each Qualified Bid or bids on the basis of financial and contractual terms and the factors relevant to the sale process, including those factors affecting the speed and certainty of consummating the Sale, and (ii) identify the highest and otherwise best offer for the Purchased Assets (the "SUCCESSFUL BID"), which highest and best offer will provide the largest amount of net value to the Seller after payment of, among other things, the Termination Payment, if necessary. The Seller may adopt rules for the bidding process at the Auction that will better promote the goals of the bidding process and that are not inconsistent with any of the provisions of the Bankruptcy Code, any Bankruptcy Court order, or these Bidding Procedures.

                          ACCEPTANCE OF QUALIFIED BIDS

         The Seller shall sell the Purchased Assets for the highest or otherwise best Qualified Bid received at the Auction upon the approval of such Qualified Bid by the Bankruptcy Court after the hearing (the "SALE HEARING"). The Seller's presentation of a particular Qualified Bid to the Bankruptcy Court for approval does not constitute the Seller's acceptance of the bid. The Seller will be deemed to have accepted a bid only when the bid has been approved by the Bankruptcy Court at the Sale Hearing.

                                  SALE HEARING

         The Sale Hearing will be held before the Honorable [Joseph J. Farnan] on [ ], 2003 at [ ] a.m. (prevailing eastern time) at the United States District

Court for the District of Delaware, located in Wilmington, Delaware, but may be adjourned or rescheduled without further notice by an announcement of the adjourned date at the Sale Hearing.

         Following the Sale Hearing approving the sale of the Purchased Assets or the Plantsville Facility to a Successful Bidder, if such Successful Bidder fails to consummate an approved sale because of a breach or failure to perform on the part of such Successful Bidder, the next highest or otherwise best Qualified Bid, as disclosed at the Sale Hearing, shall be deemed to be the Successful Bid and the Seller shall be authorized, but not required, to consummate the sale with the Qualified Bidder submitting such bid without further order of the Bankruptcy Court.

                          RETURN OF GOOD FAITH DEPOSIT

         Good Faith Deposits of all Qualified Bidders (except for the Successful Bidder) shall be held in an interest-bearing escrow account until two Business Days following the Auction. If a Successful Bidder fails to consummate an approved sale because of a breach or failure to perform on the part of such Successful Bidder, the Seller will not have any obligation to return the Good Faith Deposit deposited by such Successful Bidder.

                                  MODIFICATIONS

         The Seller may (a) determine, which Qualified Bid, if any, is the highest or otherwise best offer; and (b) reject at any time before entry of an order of the Bankruptcy Court approving a Qualified Bid, any bid that is (i) inadequate or insufficient, (ii) not in conformity with the requirements of the Bankruptcy Code, the Bidding Procedures, or the terms and conditions of sale, or
(iii) contrary to the best interests of the Seller, its estates and creditors. At or before the Sale Hearing, the Seller may impose such other terms and conditions as it may determine to be in the best interests of the Seller's estate, its creditors and other parties in interest.

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                                    EXHIBIT B


                        FORM OF DEPOSIT ESCROW AGREEMENT

                                    EXHIBIT C


                            FORM OF ACCESS AGREEMENT























                                      C-1